Exhibit 99.1
Hawk Announces 2009 First Quarter Results
• Company reports net income of $1.6 million despite global economic downturn
CLEVELAND, Ohio — May 6, 2009 — Hawk Corporation (NYSE Amex: HWK) announced today that net sales for the first quarter ended March 31, 2009 were $44.3 million, a decrease of $21.5 million or 32.7%, from $65.8 million in the comparable prior year period. The Company’s first quarter 2009 net sales were negatively impacted by the severe downturn in most of the industrial markets served by the Company and by the effect of unfavorable foreign currency exchange rates during the period. All of the Company’s operating facilities were impacted by the market downturn.
Income from operations for the first quarter ended March 31, 2009 was $4.4 million, a decrease of $3.1 million, or 41.3%, from $7.5 million in the prior year. Income from operations was negatively impacted by reduced sales and production volumes which were partially offset by a positive impact from reduced incentive compensation, marketing and legal expenses, and personnel reductions during the period. During the quarter ended March 31, 2009, the Company did not incur any legal fees related to the ongoing investigation by the SEC compared to $0.3 million during the prior year period. The effect of foreign currency exchange rates accounted for 5.3 percentage points of the 41.3% decline in operating income. During the first quarter of 2009, the Company reduced its total global workforce by approximately 17.0% in response to the slowdown in production.
Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “We are pleased to report a profitable quarter in spite of this being an extremely challenging period for the global markets we serve. We have taken actions to address our fundamental cost structure and continue to focus on managing our fixed and variable spending and our cash position. We view this period as an opportunity to expand our global market presence utilizing our world-class technical capabilities and strong financial position. We believe that we have the opportunity and the wherewithal during this downturn to drive long-term value for our shareholders.”
For the quarter ended March 31, 2009, the Company reported net income of $1.6 million, or $0.17 per diluted share, a decrease of $1.6 million or 50.0%, compared to $3.2 million, or $0.33 per diluted share, in the comparable prior year period.
Working Capital and Liquidity
Cash and short-term investments were reduced $15.6 million to $77.7 million as of March 31, 2009, compared to $93.3 million as of December 31, 2008. During the quarter, the Company spent $4.6 million to repurchase stock under its buy-back program and paid semi-annual accrued interest of $3.8 million on its senior notes. During the first quarter of 2009, the Company also used cash for its annual incentive compensation, profit sharing and deferred compensation awards, all of which were obligations arising from the Company’s record 2008 performance. Additionally, the Company made supplemental payments into its domestic defined benefit pension plans totaling $3.9 million during the first quarter of 2009.
As of March 31, 2009, the Company had no borrowings under its credit facilities $15.5 million was available for borrowing under the Company’s domestic revolving credit facility based on eligible collateral. Additionally, as of March 31, 2009, the Company had $3.0 million available to borrow under its foreign short-term line of credit.
During the first quarter ended March 31, 2009, the Company spent $2.9 million on capital expenditures compared to $3.4 million during the comparable period of 2008. Depreciation and amortization was $1.9 million in both the first quarter of 2009 and 2008.
Business Outlook
Forecasting 2009 is increasingly difficult given the uncertainty in the global economic climate, the timing and impact on our customers of worldwide stimulus measures, and the effects that inventory reduction in our market channels will have on sales volumes. Accordingly, the Company is providing a revised revenue range for 2009 of between $160.0 million and $180.0 million from its previous range of between $180.0 million and $200.0 million.
Income from operations will be impacted by the effect of this reduced volume expectation, partially offset by the various cost reduction measures that were initiated in the first quarter of 2009. Based on the revised revenue range, the Company is estimating that Income from operations will be between $14.0 million and $18.0 million, a reduction from the Company’s previously issued guidance range of between $16.0 million and $20.0 million.
“While we have taken prudent measures to control costs and remain offensive-minded in the marketplace, the deterioration of demand is unprecedented.” Mr. Weinberg continued, “While we initially thought the first quarter of 2009 would be the weakest in terms of demand, it now looks more likely that the second quarter will be even more challenging. We anticipate that the second half of 2009 will bring stronger demand than the first half of 2009, but not to levels originally anticipated in our earlier guidance. We continue to remain focused on responding to current demand declines while supporting our long-term strategic initiatives.”
The Company’s effective tax rate is also being revised to 38.4% for the 2009 year from its previous guidance of between 43.0% and 45.0%. The Company’s previously provided capital spending guidance for 2009 remains unchanged in a range of between $8.0 million and $10.0 million.
Stock Repurchase Program
On November 24, 2008, the Company’s Board of Directors approved a stock repurchase program pursuant to which the Company is authorized to repurchase up to $15.0 million of its outstanding shares of common stock as permitted under its current senior note indenture and credit facility. Such repurchases may occur from time to time in the open market, in negotiated transactions, under a trading plan satisfying the safe harbor provisions of Rule 10b5-1 and Rule 10b-18 under the Securities and Exchange Act of 1934, or otherwise in accordance with securities laws and regulations. The timing and amount of any repurchases is determined by the Company’s management, based on its evaluation of market conditions, share price and other factors. Since the inception of this program in 2008 and through April 30, 2009, the Company has purchased 842,219 shares of its common shares at an average price of $13.16 per share. Currently, under the covenant formula applicable to stock repurchases in the senior note indenture, the Company can repurchase an additional $2.1 million of its common stock under the program.
The Company
Hawk Corporation is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles. The Company also operates a fuel cell components business and intends to continue developing this alternative energy product line. Headquartered in Cleveland, Ohio, Hawk has approximately 930 employees at 12 manufacturing, research, sales and international rep offices and administrative sites in 7 countries.
Forward-Looking Statements
This press release includes forward-looking statements concerning sales and operating earnings. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the effect of regional and global economic and industrial market conditions including our expectations concerning their impact on the markets we serve; the effect of conditions in the financial and credit markets and their impact on the Company and our customers and suppliers; the impact of the Company’s cost reduction initiatives; the Company’s ability to execute its business plan to meet its sales, operating income, cash flow and capital expenditure guidance; the costs and outcome of the ongoing SEC and DOJ investigations; the impact on the Company’s gross profit margins as a result of changes in product mix; the Company’s vulnerability to industry conditions and competition; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; work stoppages by union employees; ongoing capital expenditures and investment in research and development; compliance with government regulations; compliance with environmental and health and safety laws and regulations; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates on the Company’s non-U.S. sales; reliance for a significant portion of the Company’s total revenues on a limited number of large organizations and the continuity of business relationships with major customers; the loss of key personnel; and control by existing preferred stockholders.
Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.
Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Wednesday, May 6, 2009 at 11:00 a.m. Eastern time. An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.
Contact Information
Joseph J. Levanduski, Vice President — CFO
(216) 861-3553
Thomas A. Gilbride, Vice President — Finance
(216) 861-3553
Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217
Hawk Corporation is online at: http://www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31
	2009	2008

Net sales	$44,285	$65,779
Cost of sales	32,287	48,368

Gross profit	11,998	17,411

Operating expenses:
Selling, technical and administrative expenses	7,452	9,691
Amortization of finite-lived intangible assets	138	174

Total operating expenses	7,590	9,865

Income from operations	4,408	7,546

Interest expense	(2,013)	(2,015)
Interest income	163	666
Other income (expense), net	(44)	291

Income from continuing operations, before income taxes	2,514	6,488

Income tax provision	930	2,662

Income from continuing operations, after income taxes	1,584	3,826
Loss from discontinued operations, after income tax benefit	(10)	(675)

Net income	$1,574	$3,151

Diluted earnings per share:
Income from continuing operations, after income taxes	$0.17	$0.40
Discontinued operations, after income taxes	—	(0.07)

Net earnings per diluted share	$0.17	$0.33

Average shares and equivalents outstanding — diluted	8,996	9,366

HAWK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(In thousands)

	March 31	December 31
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$46,933	$62,520
Short-term investments	30,785	30,774
Accounts receivable, net	28,217	38,569
Inventories	35,741	41,377
Deferred income taxes	401	414
Other current assets	3,502	5,521

Total current assets	145,579	179,175
Property, plant and equipment, net	47,876	47,498
Other intangible assets	6,430	6,568
Other assets	7,690	6,751

Total assets	$207,575	$239,992

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,422	$30,207
Other accrued expenses	14,698	23,010

Total current liabilities	29,120	53,217
Long-term debt	87,090	87,090
Deferred income taxes	317	338
Other liabilities	18,219	21,956
Shareholders’ equity	72,829	77,391

Total liabilities and shareholders’ equity	$207,575	$239,992

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